Exhibit 99.1
January 2, 2008

Investor Contact: Stephen C. Hathaway Chief Financial Officer 608.824.2800 shathaway@tomotherapy.com

Media Contact:
Kevin O’Malley
Marketing Communications Manager
608.824.3384
komalley@tomotherapy.com
FOR IMMEDIATE RELEASE
TomoTherapy Ticker Symbol Changes to “TOMO”
Company Selected for Listing on NASDAQ Global Select Market
MADISON, Wis. – Jan. 2, 2008 – TomoTherapy Incorporated (NASDAQ: TOMO) announced that its new NASDAQ ticker symbol, TOMO, is effective as of the opening of trading today, January 2, 2008. As previously disclosed, management believes the new symbol, approved by the NASD, better represents the company’s name in the financial community.
In addition, TomoTherapy also announced that it has qualified to be listed on the NASDAQ Global Select Market effective January 1, 2008. This upgraded listing is a result of meeting NASDAQ’s highest initial listing standards based on financial and liquidity requirements. Prior to the change, the company had been listed on the NASDAQ Global Market.
Shareholders are not required to take any action with respect to these changes.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company completed its initial public offering in May 2007 and its stock is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit our Web site at www.TomoTherapy.com.
©2007 TomoTherapy Incorporated. All rights reserved. The following words and logos used herein or in italicized or stylized text are trademarks or registered trademarks of TomoTherapy Incorporated in the United States and other countries: the TomoTherapy logo, TomoTherapy, Hi ·Art and CTrue.